Exhibit 10.2

Employment Agreement Addendum

ScanSource, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) effective January 1, 2004 with Robert S. McLain, Jr. (the “Employee”). The Company and the Employee seek to amend the Agreement through this Employment Agreement Addendum (the “Addendum”) as permitted under paragraph 13 subsection (g) of the Agreement.

Specifically, the parties seek to amend the Agreement with respect to the term of the Agreement contained in paragraph 2 entitled “Employment Period.” The Company and the Employee agree to extend the Agreement term for a twelve-month period, expiring on December 31, 2005 unless otherwise terminated pursuant to Section 5 of the Agreement. Additionally, the parties agree to replace Exhibit A as attached to the original Agreement and referenced in paragraph 4 in its entirety and substitute the new Exhibit A attached hereto.

The extension of the Employment Period and the new Exhibit A acknowledged and agreed to in this Addendum are the only modifications to the Agreement. This Addendum shall not otherwise effect any rights or obligations of the parties. Except as provided herein the Agreement shall remain in full force and effect.

Acknowledged and Agreed

Effective January 1, 2005

On Behalf Of		On Behalf Of

ScanSource, Inc.		Employee

By:	Michael L. Baur	By:	Robert S. McLain, Jr.
Its:	CEO	Title:	VP of Marketing

EXHIBIT A to EMPLOYMENT AGREEMENT

Executive: Robert McLain

Title: Vice President of Marketing

Base Salary: $160,000 annually

Incentive Compensation: A cash bonus will be paid with respect to the Company’s Operating Income determined at the end of each quarter calculated by using the table below.

For purposes of this Agreement, “Operating Income” shall mean the amount reflected for the line item identified as Operating Income on the Employer’s audited consolidated financial statements for each respective fiscal year ending during the term of this Agreement and “Return on Invested Capital” means an amount expressed as a percentage of: the Company’s annual (or annualized) EBITDA (net income plus interest, taxes, depreciation and amortization) divided by average shareholder’s equity and interest bearing debt (defined as the sum of shareholder’s equity plus interest bearing debt at the beginning of the period added to the sum of shareholder’s equity plus interest bearing debt at the end of the period, divided by 2). The employer’s calculation of Operating Income, Return on Invested Capital, and the incentive bonus amount shall be conclusive and binding absent fraud or manifest and material error.

The amount of the incentive bonus will be calculated by multiplying operating income by a factor of .00108 and by a percentage, as specified below:

•	100% if Return on Invested Capital is 30% or less and greater than 20%

•	115% if Return on Invested Capital exceeds 30%

•	90% if Return on Invested Capital is 20% or less and greater than 10%

•	70% if Return on Invested Capital is 10% or less

Days of Paid Vacation per Fiscal Year:	Approving Person:
15	CEO

Executive Notice Address:

2 Riva Ridge Way

Greenville, SC 29615